Exhibit 99.1

September 28, 2020

TO:	All Executive Officers and Directors

FROM:	John R. Reynolds, Executive Vice President, Chief Legal Officer and Secretary

RE:	Updated Notice of Blackout Period Concerning Fluor Corporation Common Stock Fund

This updated notice amends a previous notice provided to you on April 30, 2020, regarding the blackout period associated with the inability of Fluor Corporation (the “Company”) to timely file its annual report with the SEC.

Due to the inability of the Company to timely file its annual report with the SEC, participants in the Fluor Corporation Employees’ Savings Investment Plan and the TRS 401(k) Retirement Plan (the “Plans”) were subject to a blackout period with respect to the Fluor Corporation Common Stock Fund (the “Stock Fund”) under the Plans, which began on May 1, 2020 and was expected to end as soon as reasonably practicable after the Company becomes current in its financial reporting obligations. As you may recall, federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in Company Common Stock due to a blackout period under the Plans (the “Trading Prohibition”).

Effective September 1, 2020, the Company permanently eliminated the Stock Fund as an investment alternative under the Plans. As a result, the blackout period for the Plans ended on September 1, 2020. Now that the blackout period has ended for the Plans, the Trading Prohibition related to the blackout period has also ended. Despite the end of the Trading Prohibitions, the trading restrictions under the Company’s insider trading policy continue to apply.

In summary:

•	You can no longer make new investments in the Fluor Stock Fund;
•	You can trade out of the Fluor Stock Fund in to other funds, but only during an open window period; and
•	You can continue to trade in and out of other funds in the Plans, other than the Fluor Stock Fund, subject to all other relevant policies under the Plans.

If you have any questions or concerns regarding this notice, the blackout period or the restrictions described herein, please contact Fluor Corporation, Attention: John R. Reynolds, Executive Vice President, Chief Legal Officer at 6700 Las Colinas Boulevard, Irving, Texas, 75039, or at (469) 398-7000.